Exhibit 99.3
CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Corporate Property Associates 12 Incorporated:
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Corporate Property Associates 12 Incorporated and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
PricewaterhouseCoopers LLP
New York, New York
March 24, 2006, except with respect to our opinion on the consolidated financial statements and financial statement schedule insofar as they relate to the effects of the discontinued operations as discussed in Notes 8, 16,17 and 19, as to which the date is July 19, 2006

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share amounts)

	December 31,
	2005	2004
ASSETS:
Real estate, net	$277,540	$309,818
Net investment in direct financing leases	12,153	12,153
Equity investments	88,765	93,915
Assets held for sale	7,720	2,753
Cash and cash equivalents	13,694	8,044
Marketable securities	7,810	8,465
Intangible assets, net	1,393	1,462
Other assets, net	18,153	16,432

Total assets	$427,228	$453,042

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY:
Liabilities:
Limited recourse mortgage notes payable	$142,472	$175,646
Limited recourse mortgage notes payable on assets held for sale	7,609	—
Accrued interest	811	972
Accounts payable and accrued expenses	1,974	916
Due to affiliates	3,676	3,545
Deferred acquisition fees payable to affiliate	3,983	5,403
Distributions payable	6,405	6,322
Other liabilities, net	2,791	2,344
Prepaid rental income and security deposits	2,226	3,662

Total liabilities	171,947	198,810

Minority interest	8,415	8,159

Commitment and contingencies (Note 13) Shareholders’ equity:
Common stock, $.001 par value; 40,000,000 shares authorized; 32,614,354 and 31,818,107 shares issued and outstanding at December 31, 2005 and 2004	33	32
Additional paid-in capital	298,603	288,830
Distributions in excess of accumulated earnings	(35,933)	(33,102)
Accumulated other comprehensive income	996	2,518

	263,699	258,278
Less, treasury stock at cost, 1,628,932 and 1,233,519 shares at December 31, 2005 and 2004	(16,833)	(12,205)

Total shareholders’ equity	246,866	246,073

Total liabilities, minority interest and shareholders’ equity	$427,228	$453,042

The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except share and per share amounts)

	For the years ended December 31,
	2005	2004	2003
REVENUES:
Rental income	$38,638	$36,877	$35,668
Interest income from direct financing leases	1,761	2,432	2,586
Other operating income	3,770	321	390

	44,169	39,630	38,644

OPERATING EXPENSES:
Depreciation and amortization of intangibles	(7,098)	(6,828)	(6,683)
Property expenses	(8,410)	(7,839)	(8,003)
General and administrative	(3,064)	(2,932)	(4,043)
Impairment charges	(575)	—	—

	(19,147)	(17,599)	(18,729)

OTHER INCOME AND EXPENSES:
Income from equity investments	12,218	11,730	9,425
Other interest income	1,180	1,109	1,136
Minority interest in income	(2,023)	(1,736)	(1,528)
Gain on warrants, net	3	372	35
(Loss) gain on foreign currency transactions, net	(1,512)	887	898
Gain on sale of interest in equity investment	—	—	1,433
Interest expense	(12,150)	(12,701)	(13,173)

	(2,284)	(339)	(1,774)

Income from continuing operations	22,738	21,692	18,141
DISCONTINUED OPERATIONS:
Income (loss) from operations of discontinued properties	3,012	(1,225)	4,360
Gain on sale of real estate	228	1,754	—
Impairment charges on properties held for sale	(3,295)	(150)	(1,000)

(Loss) income from discontinued operations	(55)	379	3,360

NET INCOME	$22,683	$22,071	$21,501

BASIC EARNINGS PER SHARE:
Income from continuing operations	$.73	$.71	$.60
(Loss) income from discontinued operations	—	.01	.11

Net income	$.73	$.72	$.71

DISTRIBUTIONS DECLARED PER SHARE	$.8268	$.8268	$.8266

WEIGHTED AVERAGE SHARES OUTSTANDING — BASIC	30,851,315	30,497,565	30,234,073

The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	For the years ended December 31,
	2005	2004	2003
Net income	$22,683	$22,071	$21,501
Other comprehensive income:
Change in unrealized gain on marketable securities	54	(218)	825
Foreign currency translation adjustment	(1,576)	1,140	462

	(1,522)	922	1,287

Comprehensive income	$21,161	$22,993	$22,788

The accompanying notes are an integral part of these consolidated financial statements.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the years ended December 31, 2005, 2004, and 2003
(In thousands except share and per share amounts)

			Distributions in
		Additional	Excess	Accumulated Other
	Common	Paid-in	of Accumulated	Comprehensive	Treasury
	Stock	Capital	Earnings	Income	Stock	Total
Balance at January 1, 2003	$31	$278,735	$(26,442)	$309	$(7,026)	$245,607
405,949 shares issued, net of costs		4,227				4,227
Distributions declared			(25,009)			(25,009)
Net income			21,501			21,501
Change in other comprehensive income				1,287		1,287
Repurchase of 228,723 shares					(2,283)	(2,283)

Balance at December 31, 2003	31	282,962	(29,950)	1,596	(9,309)	245,330

533,820 shares issued, net of costs	1	5,868				5,869
Distributions declared			(25,223)			(25,223)
Net income			22,071			22,071
Change in other comprehensive income				922		922
Repurchase of 257,544 shares					(2,896)	(2,896)

Balance at December 31, 2004	32	288,830	(33,102)	2,518	(12,205)	246,073

796,247 shares issued, net of costs	1	9,773				9,774
Distributions declared			(25,514)			(25,514)
Net income			22,683			22,683
Change in other comprehensive income				(1,522)		(1,522)
Repurchase of 395,413 shares					(4,628)	(4,628)

Balance at December 31, 2005	$33	$298,603	$(35,933)	$996	$(16,833)	$246,866

The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the years ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$22,683	$22,071	$21,501
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,077	8,018	8,210
Straight-line rent adjustments	(952)	(1,042)	(975)
Minority interest in income	2,023	1,736	1,528
Reversal of unrealized gain on warrants on conversion to shares	295	—	237
Gain on settlement of derivatives contract	(289)	—	(237)
Gain on sale of interest in equity investment	—	—	(1,433)
Loss (gain) on sale of real estate	(228)	(1,754)	—
Income from equity investments in excess of distributions received	1,591	(3,177)	(1,023)
Loss (gain) on foreign currency transactions	58	—	(76)
Fees paid by issuance of stock to affiliate	7,270	3,612	3,230
Noncash settlement income	—	—	(368)
Lease termination proceeds assigned to lender	(534)	—	(2,540)
Unrealized loss (gain) on foreign currency transactions and warrants	1,445	(1,259)	(857)
Impairment charge on real estate and marketable securities	3,870	150	1,000
Change in operating assets and liabilities, net	(1,024)	(826)	782

Net cash provided by operating activities	44,285	27,529	28,979

Cash flows from investing activities:
Distributions received in excess of equity income	483	1,371	2,244
Distribution of mortgage financing proceeds received from equity investments	—	—	3,738
Receipt of amount due from sale of equity investment	—	1,430	—
Proceeds from sale of warrants	338	—	—
Proceeds from sales of real estate assets (a)	16,349	12,615	1,972
Payment of deferred acquisition fees	(1,420)	(1,467)	(1,275)
Purchases of real estate and equity investments and other capitalized costs (b)	(52)	(10,686)	(23,888)
Sales of securities	—	4,900	14,200
Purchases of securities	—	(4,900)	(200)

Net cash provided by (used in) investing activities	15,698	3,263	(3,209)

Cash flows from financing activities:
Distributions paid	(25,431)	(25,173)	(24,960)
Payments of mortgage principal	(6,327)	(5,943)	(5,529)
Prepayment of mortgages payable	(18,684)	(2,617)	(5,199)
Payment of financing costs and mortgage deposits	—	(80)	(132)
Proceeds from issuance of shares, net of costs	2,504	2,255	997
Distributions to minority partner	(1,767)	(1,599)	(1,443)
Purchase of treasury stock	(4,628)	(2,896)	(2,283)

Net cash used in financing activities	(54,333)	(36,053)	(38,549)

Net increase (decrease) in cash and cash equivalents	5,650	(5,261)	(12,779)
Cash and cash equivalents, beginning of year	8,044	13,305	26,084

Cash and cash equivalents, end of year	$13,694	$8,044	$13,305

Noncash investing and financing activities:
(a) In connection with the April 2004 sale of the Company’s Hauppauge, New York property leased to Sentry Technology Corp., Carey Commercial Mortgage Trust (“CCMT”), the lender of the mortgage loan on this property consented to the transfer of $3,208, the remaining loan obligation to our Austin, Texas property leased to 24 Hour Fitness.
(b) Included in the cost basis of real estate and equity investments acquired in 2004 and 2003 are deferred acquisition fees payable to WPC of $212 and $1,677, respectively.
Supplemental cash flows information:
Interest paid was $12,575, $14,149, and $14,505 in 2005, 2004, and 2003, respectively.
The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
1. Business and Organization
Corporate Property Associates 12 Incorporated (the “Company”) is a real estate investment trust (“REIT”) that invests in commercial properties leased to companies domestically and internationally, primarily on a triple net basis. As of December 31, 2005, the Company’s portfolio consisted of 119 properties leased to 42 tenants and totaling more than 8.9 million square feet. Subject to certain restrictions and limitations, the business of the Company is managed by W. P. Carey & Co. LLC (“WPC”) and its subsidiaries (collectively referred to as the “advisor”).
The Company was formed as a Maryland corporation on July 30, 1993. Between February 1994 and September 1997, the Company sold a total of 28,334,451 shares of common stock for a total of $283,345 in offering proceeds. The Company also raised an additional $10,000 through a private placement of its common stock in January 2001. These proceeds have been combined with limited recourse mortgage debt to purchase the Company’s real estate portfolio. As a REIT, the Company is not subject to U.S. federal income taxation as long as it satisfies certain requirements relating to the nature of its income, the level of its distributions and other factors.
2. Summary of Significant Accounting Policies
Basis of Consolidation
The consolidated financial statements include the Company, its wholly owned and majority owned controlled subsidiaries and a variable interest entity (“VIE”) in which it is the primary beneficiary. All material inter-entity transactions have been eliminated.
For acquisitions of an interest in an entity or newly formed joint venture or limited liability company, the Company evaluates the entity to determine if the entity is deemed a VIE, and if the Company is deemed to be the primary beneficiary, in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”). Entities that meet one or more of the criteria listed below are considered VIEs.
–	The Company’s equity investment is not sufficient to allow the entity to finance its activities without additional third party financing;

–	The Company does not have the direct or indirect ability to make decisions about the entity’s business;

–	The Company is not obligated to absorb the expected losses of the entity;

–	The Company does not have the right to receive the expected residual returns of the entity; and

–	The Company’s voting rights are not proportionate to its economic interests, and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.
The Company consolidates the entities that are VIEs when the Company is deemed to be the primary beneficiary of the VIE. For entities where the Company is not deemed to be the primary beneficiary of the VIE and the Company’s ownership is 50% or less and has the ability to exercise significant influence, as well as any jointly-controlled tenancy-in-common, interests are accounted for under the equity method, i.e. at cost, increased or decreased by the Company’s share of earnings or losses, less distributions. When events occur, the Company will reconsider its determination of whether an entity is a VIE and who the primary beneficiary is to determine if there is a change in the original determinations.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except share and per share amounts)
Reclassifications and Revisions
Certain prior year amounts have been reclassified to conform to the current year’s financial statement presentation. The financial statements included in the Company’s Annual Report on Form 10-K have been adjusted to reflect the disposition (or planned disposition) of certain properties as discontinued operations for all periods presented (see Note 8). In addition, the Company has revised its 2004 and 2003 consolidated statements of cash flows to present the operating portion of the cash flows attributable to our discontinued operations on a combined basis.
Purchase Price Allocation
In connection with the Company’s acquisition of properties, purchase costs are allocated to the tangible and intangible assets and liabilities acquired based on their estimated fair values. The value of the tangible assets, consisting of land, buildings and tenant improvements, are determined as if vacant. Intangible assets including the above-market value of leases, the value of in-place leases and the value of tenant relationships are recorded at their relative fair values. Below-market value of leases are also recorded at their relative fair values and are included in other liabilities in the accompanying financial statements.
Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate reflecting the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in-place at the time of acquisition of the properties and (ii) management’s estimate of fair market lease rates for the property or equivalent property, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease value is amortized as a reduction of rental income over the remaining non-cancelable term of each lease. The capitalized below-market lease value is amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases.
The total amount of other intangibles are allocated to in-place lease values and tenant relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with each tenant. Characteristics that are considered in allocating these values include the nature and extent of the existing relationship with the tenant, prospects for developing new business with the tenant, the tenant’s credit quality and the expectation of lease renewals among other factors. Third party appraisals or management’s estimates are used to determine these values.
Factors considered in the analysis include the estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. The Company also considers information obtained about a property in connection with its pre-acquisition due diligence. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, based on management’s assessment of specific market conditions. Estimated costs to execute leases including commissions and legal costs to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of the property are also considered.
The value of in-place leases will be amortized to expense over the remaining initial term of each lease. The value of tenant relationship intangibles will be amortized to expense over the initial and expected renewal terms of the leases but no amortization period for intangibles will exceed the remaining depreciable life of the building. Intangibles for above-market and below-market leases, in-place lease intangibles and tenant relationships are amortized over their estimated useful lives. In the event that a lease is terminated, the unamortized portion of each intangible, including market rate adjustments, in-place lease values and tenant relationship values, is charged to expense.
Operating Real Estate
Land and buildings and personal property are carried at cost less accumulated depreciation. Renewals and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred.
Real Estate Under Construction and Redevelopment
For properties under construction, operating expenses including interest charges and other property expenses, including real estate taxes, are capitalized rather than expensed and incidental revenue is recorded as a reduction of capitalized project (i.e., construction)

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except share and per share amounts)
costs. Interest is capitalized by applying the interest rate applicable to outstanding borrowings to the average amount of accumulated expenditures for properties under construction during the period.
Cash and Cash Equivalents
The Company considers all short-term, highly liquid investments that are both readily convertible to cash and have a maturity of three months or less at the time of purchase to be cash equivalents. Items classified as cash equivalents include commercial paper and money market funds. At December 31, 2005 and 2004, the Company’s cash and cash equivalents were held in the custody of one financial institution and these balances, at times, may exceed federally insurable limits. The Company mitigates this risk by depositing funds with major financial institutions.
Marketable Securities
Marketable securities, which consist of an interest in collateralized mortgage obligations (see Note 9) and common stock in publicly-traded companies, are classified as available for sale securities and reported at fair value with the Company’s interest in unrealized gains and losses on these securities reported as a component of other comprehensive income until realized.
Other Assets
Included in other assets are deferred charges and deferred rental income. Deferred charges are costs incurred in connection with mortgage financings and refinancings and are amortized over the terms of the mortgages using the effective interest method and included in interest expense in the accompanying consolidated financial statements. Deferred rental income is the aggregate cumulative difference for operating leases between scheduled rents, which vary during the lease term, and rent recognized on a straight-line basis.
Deferred Acquisition Fees Payable to Affiliate
Fees are payable for services provided by the advisor to the Company relating to the identification, evaluation, negotiation, financing and purchase of properties. A portion of such fees is deferred and is payable in annual installments totaling 2% of the purchase price of the properties over no less than eight years following the first anniversary of the date a property was purchased. Payment of such fees is subject to the performance criterion (see Note 3).
Treasury Stock
Treasury stock is recorded at cost.
Real Estate Leased to Others
Real estate is leased to others on a net lease basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance, repairs, renewals and improvements. Expenditures for maintenance and repairs including routine betterments are charged to operations as incurred. Significant renovations that increase the useful life of the properties are capitalized. For the year ended December 31, 2005, lessees were responsible for the direct payment of real estate taxes of approximately $4,745.
The Company diversifies its real estate investments among various corporate tenants engaged in different industries, by property type and geographically. One lessee, Applied Materials, Inc., currently represents 24% of total lease revenues. Substantially all of the Company’s leases provide for either scheduled rent increases, periodic rent increases based on formulas indexed to increases in the Consumer Price Index (“CPI”) or percentage rents. Rents from percentage rents are recognized as reported by the lessees, that is, after the level of sales requiring a rental payment to the Company is reached.
The leases are accounted for under either the direct financing or operating methods, as appropriate for the transaction. Such methods are described below:
Direct financing method — Leases accounted for under the direct financing method are recorded at their net investment (see Note 5). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Company’s net investment in the lease.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except share and per share amounts)
Operating method — Real estate is recorded at cost less accumulated depreciation; minimum rental revenue is recognized on a straight-line basis over the term of the leases, and expenses (including depreciation) are charged to operations as incurred (see Note 4).
On an ongoing basis, the Company assesses its ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because the Company has a limited number of lessees (22 lessees represented more than 95% of annual rental income during 2005), we believe that it is necessary to evaluate the collectibility of these receivables based on the facts and circumstances of each situation rather than solely using statistical methods. The Company generally recognizes a provision for uncollected rents and other tenant receivables and measure our allowance against actual arrearages. For amounts in arrears, the Company makes subjective judgments based on its knowledge of a lessee’s circumstances and may reserve for the entire receivable amount from a lessee because there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations.
Depreciation
Depreciation of building and related improvements is computed using the straight-line method over the estimated useful lives of properties — generally 40 years. Depreciation of tenant improvements is computed using the straight-line method over the remaining term of the lease.
Impairments
When events or changes in circumstances indicate that the carrying amount may not be recoverable, the Company assesses the recoverability of its long-lived assets and certain intangible assets based on projections of undiscounted cash flows, without interest charges, over the life of such assets. In the event that such cash flows are insufficient, the assets are adjusted to their estimated fair value. The Company performs a review of its estimate of residual value of its direct financing leases at least annually to determine whether there has been an other than temporary decline in the Company’s current estimate of residual value of the underlying real estate assets (i.e., the estimate of what the Company could realize upon sale of the property at the end of the lease term). If the review indicates a decline in residual value that is other than temporary, a loss is recognized and the accounting for the direct financing lease will be revised to reflect the decrease in the expected yield using the changed estimate, that is, a portion of the future cash flow from the lessee will be recognized as a return of principal rather than as revenue.
Investments in unconsolidated joint ventures are accounted for under the equity method and are recorded initially at cost, as equity investments and subsequently adjusted for the Company’s proportionate share of earnings and cash contributions and distributions. On a periodic basis, the Company assesses whether there are any indicators that the value of equity investments may be impaired and whether or not that impairment is other than temporary. To the extent impairment has occurred, the charge shall be measured as the excess of the carrying amount of the investment over the fair value of the investment.
When the Company identifies assets as held for sale, it discontinues depreciating the assets and estimates the sales price, net of selling costs, of such assets. If in the Company’s opinion, the net sales price of the assets, which have been identified for sale, is less than the net book value of the assets, an impairment charge is recognized and a valuation allowance is established. To the extent that a purchase and sale agreement has been entered into, the allowance is based on the negotiated sales price. To the extent that the Company has adopted a plan to sell an asset but has not entered into a sales agreement, it will make judgments of the net sales price based on current market information. The Company will continue to review the initial valuation for subsequent changes in the fair value less cost to sell and will recognize an additional impairment charge or a gain (not to exceed the cumulative loss previously recognized). If circumstances arise that previously were considered unlikely and, as a result, the Company decides not to sell a property previously classified as held for sale, the property is reclassified as held and used. A property that is reclassified is measured and recorded individually at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (b) the fair value at the date of the subsequent decision not to sell.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except share and per share amounts)
Foreign Currency Translation
The Company owns equity investments that invest in real estate in France. The functional currency for these investments is the Euro. The translation from the Euro to U. S. Dollars is performed for assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains and losses resulting from such translation are reported as a component of other comprehensive income as part of shareholders’ equity. The cumulative translation adjustment as of December 31, 2005 and 2004 were gains of $26 and $1,602, respectively.
Foreign currency transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid. A change in the exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of that transaction. That increase or decrease in the expected functional currency cash flows is a foreign currency transaction gain or loss that generally will be included in determining net income for the period in which the exchange rate changes. Likewise, a transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date) whichever is later, realized upon settlement of a foreign currency transaction generally will be included in net income for the period in which the transaction is settled. Foreign currency transactions that are (i) designated as, and are effective as, economic hedges of a net investment and (ii) inter-company foreign currency transactions that are of a long-term nature (that is, settlement is not planned or anticipated in the foreseeable future), when the entities to the transactions are consolidated or accounted for by the equity method in the Company’s financial statements will not be included in determining net income but will be accounted for in the same manner as foreign currency translation adjustments and reported as a component of other comprehensive income as part of shareholder’s equity. The contributions to the equity investments were funded in part through subordinated debt.
Foreign currency intercompany transactions that are scheduled for settlement, consisting primarily of accrued interest and the translation to the reporting currency of intercompany subordinated debt with scheduled principal payments, are included in the determination of net income, and, for the year ended December 31, 2005, 2004 and 2003, the Company recognized unrealized (losses) gains of ($1,454), $887 and $822, respectively, from such transactions.
Derivative Instruments
The Company accounts for its derivative instruments in accordance with FAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended (“FAS 133”). Certain stock warrants which were granted to the Company by lessees in connection with structuring the initial lease transactions are defined as derivative instruments because such stock warrants are readily convertible to cash or provide for net settlement upon conversion. Pursuant to FAS 133, changes in the fair value of such derivative instruments as determined using an option pricing model are recognized currently in earnings as gains or losses. Changes in fair value for the years ended as of December 31, 2005, 2004 and 2003, were unrealized (losses) gains of ($286), $372 and ($202), respectively. As of December 31, 2005 and 2004, warrants issued to the Company by Vermont Teddy Bear Co., Inc., Sentry Technology Corporation (“Sentry”) and Randall International, Inc. are classified as derivative instruments. The Company also holds certain stock warrants which are not defined as derivative instruments and have been recorded at nominal values. The Company has only recognized unrealized gains or losses on stock warrants that are derivative instruments.
Assets Held For Sale
Assets held for sale are accounted for at the lower of carrying value or fair value less costs to dispose. Assets are classified as held for sale when the Company has committed to a plan to actively market a property for sale and expects that a sale will be completed within one year. The results of operations and the related gain or loss on sale of properties classified as held for sale are included in discontinued operations (see Note 8).
If circumstances arise that previously were considered unlikely and, as a result, the Company decides not to sell a property previously classified as held for sale, the property is reclassified as held and used. A property that is reclassified is measured and recorded individually at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (b) the fair value at the date of the subsequent decision not to sell.
The Company recognizes gains and losses on the sale of properties when among other criteria, the parties are bound by the terms of the contract, all consideration has been exchanged and all conditions precedent to closing have been performed. At the time the sale is

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except share and per share amounts)
consummated, a gain or loss is recognized as the difference between the sale price less any closing costs and the carrying value of the property.
U.S. Federal Income Taxes
The Company has elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). In order to maintain its qualification as a REIT, the Company is required to, among other things, distribute at least 90% of its net taxable income to its shareholders (excluding net capital gains) and meet certain tests regarding the nature of its income and assets. As a REIT, the Company is not subject to U.S. federal income tax to the extent it distributes its net taxable income annually to its shareholders. Accordingly, no provision for U.S. federal income taxes is included in the accompanying consolidated financial statements. The Company has and intends to continue to operate so that it meets the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. If the Company were to fail to meet these requirements, the Company would be subject to U.S. federal income tax. The Company is subject to certain state, local and foreign taxes. Provision for such taxes has been included in general and administrative expenses in the Company’s consolidated statements of income.
Earnings Per Share
The Company has a simple equity capital structure with only common stock outstanding. As a result, the Company has presented basic per-share amounts only for all periods presented in the accompanying consolidated financial statements.
Recent Accounting Pronouncements
In March 2005, the FASB issued Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 requires an entity to recognize a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. FIN 47 clarifies that the term “Conditional Asset Retirement Obligation” refers to a legal obligation (pursuant to existing laws or by contract) to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 was effective no later than fiscal years ending after December 15, 2005. The Company adopted FIN 47 as required effective December 31, 2005 and the initial application of this Interpretation did not have a material effect on our financial position or results of operations.
In June 2005, the Emerging Issues Task Force issued EITF 04-05, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-05”). The scope of EITF 04-05 is limited to limited partnerships or similar entities that are not variable interest entities under FIN 46(R). The Task Force reached a consensus that the general partners in a limited partnership (or similar entity) are presumed to control the entity regardless of the level of their ownership and, accordingly, may be required to consolidate the entity. This presumption may be overcome if the agreements provide the limited partners with either (a) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights. If it is deemed that the limited partners’ rights overcome the presumption of control by a general partner of the limited partnership, the general partner shall account for its investment in the limited partnership using the equity method of accounting. EITF 04-05 was effective immediately for all arrangements created or modified after June 29, 2005. For all other arrangements, application of EITF 04-05 is required effective for the first reporting period in fiscal years beginning after December 15, 2005 (i.e., effective January 1, 2006 for the Company) using either a cumulative-effect-type adjustment or using a retrospective application. The Company does not believe that the adoption of EITF 04-05 will have a material impact on our financial position or results of operations.
In October 2005, the FASB issued Staff Position No. 13-1 “Accounting for Rental Costs Incurred during a Construction Period” (“FSP FAS 13-1”). FSP FAS 13-1 addresses the accounting for rental costs associated with operating leases that are incurred during the construction period. FSP FAS 13-1 makes no distinction between the right to use a leased asset during the construction period and the right to use that asset after the construction period. Therefore, rental costs associated with ground or building operating leases that are incurred during a construction period shall be recognized as rental expense, allocated over the lease term in accordance with SFAS No. 13 and Technical Bulletin 85-3. FSP FAS 13-1 is effective for the first reporting period beginning after December 15, 2005. The Company adopted FSP FAS 13-1 as required on January 1, 2006 and the initial application of this Staff Position did not have a material impact on our financial position or results of operations.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except share and per share amounts)
3. Transactions with Related Parties
In connection with performing services on behalf of the Company, the advisory agreement between the Company and the advisor provides that the advisor receive asset management and performance fees, each of which are 1/2 of 1/% per annum of average invested assets as defined in the advisory agreement. The performance fees are subordinated to the performance criterion, a cumulative non-compounded distribution return of 7%. The advisor has elected at its option to receive the performance fees in restricted shares of common stock of the Company rather than cash. Effective in 2005, the advisory agreement was amended to allow the advisor to elect to receive restricted stock for any fees due from the Company. Subsequent to this amendment, the advisor elected to receive all fees in common stock of the Company rather than cash for 2005. The advisor is also reimbursed for the actual cost of personnel needed to provide administrative services necessary to the operation of the Company. The Company incurred asset management fees of $3,794, $3,681 and $3,379 in 2005, 2004, and 2003, respectively, with performance fees in like amount. The Company incurred personnel reimbursements of $1,155, $1,067 and $1,379 in 2005, 2004, and 2003, respectively. Asset management fees and personnel reimbursement costs are included in property expense and general and administrative expense, respectively, in the accompanying financial statements. For 2006, the advisor has elected to receive base asset management fees in cash, while all other fees due will continue to be paid through the issuance of restricted common stock.
Fees are payable to the advisor for services provided to the Company relating to the identification, evaluation, negotiation, financing and purchase of properties and refinancing of mortgages. A portion of such fees are deferred and payable in equal installments over no less than eight years following the first anniversary of the date a property was purchased. Such deferred fees are only payable if the performance criterion has been met. The unpaid portion of the deferred fees bears interest at an annual rate of 7% from the date of acquisition of a property until paid. For transactions and refinancings that were completed in 2004 and 2003, current fees were $265 and $2,096 respectively, and deferred fees were $212 and $1,677, respectively. No such fees were incurred during the twelve months ended December 31, 2005.
The advisor is obligated to reimburse the Company for the amount by which operating expenses of the Company exceeds the 2%/25% guidelines (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for any twelve-month period. If in any year the operating expenses of the Company exceed the 2%/25% guidelines, the advisor will have an obligation to reimburse the Company for such excess, subject to certain conditions. Only if the independent directors find that such excess expenses were justified based on any unusual and nonrecurring factors which they deem sufficient, the advisor may be paid in future years for the full amount or any portion of such excess expenses, but only to the extent that such reimbursement would not cause the Company’s operating expenses to exceed this limit in any such year. Charges related to asset impairment, bankruptcy of lessees, lease payment defaults, extinguishment of debt or uninsured losses are generally not considered unusual and nonrecurring. A determination that a charge is unusual and nonrecurring, such as the costs of significant litigation that are not associated with day-to day operations, or uninsured losses that are beyond the size or scope of the usual course of business based on the event history and experience of the advisor and independent directors, is made at the sole discretion of the independent directors. The Company will record any reimbursement of operating expenses as a liability until any contingencies are resolved and will record the reimbursement as a reduction of asset management and performance fees at such time that a reimbursement is fixed, determinable and irrevocable. The operating expenses of the Company have not exceeded the amount that would require the advisor to reimburse the Company.
The advisor will be entitled to receive subordinated disposition fees based upon the cumulative proceeds arising from the sale of Company assets since the inception of the Company, subject to certain conditions. Pursuant to the subordination provisions of the advisory agreement, the disposition fees may be paid only after the shareholders receive 100% of their initial investment from the proceeds of asset sales and a cumulative annual return of 6% (based on an initial share price of $10) since the inception of the Company. The advisor’s interest in such disposition fees amounts to $1,940 and $1,784 as of December 31, 2005 and 2004, respectively. Payment of such amount, however, cannot be made until the subordination provisions are met. The Company has concluded that payment of such disposition fees is probable and all fees from completed property sales have been accrued. Subordinated disposition fees are included in the determination of realized gain or loss on the sale of properties. The obligation for disposition fees is included in due to affiliates in the accompanying consolidated financial statements.
The Company owns interests in entities which range from 15% to 50% and a jointly-controlled 50% tenancy-in-common interest in a property subject to a net lease with remaining interests held by affiliates.
The Company is a participant in an agreement with certain affiliates for the purpose of leasing office space used for the administration of real estate entities and for sharing the associated costs. Pursuant to the terms of the agreement, the Company’s share of rental, occupancy and leasehold improvement costs is based on gross revenues. Expenses incurred in 2005, 2004 and 2003 were $325, $200, and $224, respectively. The Company’s current share of future annual minimum lease payments is $2,666 through 2016.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except share and per share amounts)
4. Real Estate
Real estate, which consists of land and buildings leased to others, at cost, and accounted for under the operating method is summarized as follows:

	December 31,
	2005	2004
Cost	$329,452	$358,027
Less: Accumulated depreciation	(51,912)	(48,209)

	$277,540	$309,818

Scheduled future minimum rents, exclusive of renewals and expenses paid by tenants and future CPI-based increases, under non-cancelable operating leases are approximately as follows:

Years ending December 31,
2006	$36,315
2007	35,878
2008	36,306
2009	36,412
2010	35,990
Thereafter through 2024	204,923
5. Net Investment in Direct Financing Leases
Net investment in direct financing leases is summarized as follows:

	December 31,
	2005	2004
Minimum lease payments receivable	$14,832	$16,279
Unguaranteed residual value	12,153	12,153

	26,985	28,432
Less: unearned income	(14,832)	(16,279)

	$12,153	$12,153

Scheduled future minimum rents, exclusive of renewals and expenses paid by tenants and future CPI-based increases, under non-cancelable direct financing leases are approximately as follows:

Years ending December 31,
2006	$1,447
2007	1,447
2008	1,447
2009	1,447
2010	1,447
Thereafter through 2016	7,597
6. Equity Investments
The Company owns interests in properties leased to corporations through non-controlling interests. The ownership interests range from 15% to 50%. All of the underlying investments are owned with affiliates that have similar investment objectives as the Company. The lessees are Best Buy, Sicor, Inc., The Upper Deck Company, Advanced Micro Devices, Inc., Compucom Systems, Inc., Textron, Inc., McLane Company, Inc., The Retail Distribution Group, Inc., Del Monte Corporation, Special Devices, Inc.,
ShopRite Supermarkets, Inc., True Value Company, Starmark Camhood LLC, Médica-France, S.A. and affiliates of Carrefour France, S.A.
Distributions and allocations of income or loss from the equity investees are based on ownership percentages and no fees are paid by the Company or the partnerships to any of the general partners of the limited partnerships.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except share and per share amounts)
Summarized combined financial information of the Company’s equity investees is as follows:

	December 31,
	2005	2004
Assets (primarily real estate)	$874,012	$916,775
Liabilities (primarily mortgage notes payable)	(595,788)	(630,037)

Partners’ and members’ equity	$278,224	$286,738

Company’s share of equity investees’ net assets	$88,765	$93,915

	For the years ended December 31,
	2005	2004	2003
Revenues (primarily rental income and interest income from direct financing leases)	$98,610	$95,593	$86,273
Expenses (primarily interest on mortgages and depreciation)	(58,500)	(62,678)	(55,177)

Net income	$40,110	$32,915	$31,096

Company’s share of net income from equity investments	$12,218	$11,730	$9,425

7. Acquisitions of Real Estate
2005
During the year ended December 31, 2005, the Company did not complete any investments.
2004
During the year ended December 31, 2004, the Company completed two domestic investments, including an expansion at an existing facility, at a total cost of $10,612.
8. Assets Held for Sale and Discontinued Operations
Property sales and impairment charges in 2005, 2004 and 2003 that are included in discontinued operations are as follows:
Assets Held for Sale
In March 2005, the Company entered into a contract to sell its property in Piscataway, New Jersey to a third party for $3,115. In connection with the proposed sale, the Company recorded an impairment charge of $2,845 during the first quarter of 2005, to reduce this property’s carrying value to its estimated fair value. Subsequently, the buyer exercised its right to terminate the contract and in November 2005, the Company entered into a contract with a different third party to sell the property for $3,652, net of selling costs. In connection with entering into this contract the Company recognized a gain of approximately $750 in the fourth quarter of 2005 related to the subsequent increase in this property’s fair value less costs to sell. This transaction closed in February 2006 (see Note 18).
In December 2005, the Company entered into a contract to sell its property in Milford, Massachusetts to a third party for $4,500 and recognized an impairment charge of $400 to reduce the property’s carrying value to its estimated fair value (see Note 15). In January 2006, the buyer exercised its right to terminate the contract. The Company is continuing to market this property for sale.
In March 2006, the Company entered into a contract to sell its property in Sunnyvale, California to a third party for $10,400. The Company completed this sale during May 2006, at which point the Company recognized a gain of $1,545 (also see Note 19).
Discontinued Operations
In March 2005, the Company sold a property in Newark, Delaware to a third party for $2,835, net of selling costs. In connection with this sale, the Company recognized a loss of $8 excluding impairment charges of $5,431 previously recorded against this property.
In December 2005, the Company sold a property in San Leandro, California to a third party for $13,514 net of selling costs and used a portion of the proceeds to repay an outstanding mortgage obligation of $7,077. In connection with this sale, we recognized a loss of $80 on the sale, excluding an $800 impairment charge and a gain of $316 on the sale of excess land at this property previously recognized during 2005 (see Note 15). We also incurred a charge on the early extinguishment of debt of $335 in connection with this transaction.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except share and per share amounts)
During 2004, the Company sold two properties to third parties for combined sales proceeds of $12,615, net of selling costs, and recognized a net gain of $1,754. In connection with one of the sales, CCMT, the lender of the mortgage loan on the property, consented to the transfer of the loan obligation to one of the Company’s other properties.
Other Information
Included in the Company’s operating assets and liabilities in the accompanying consolidated balance sheet as of December 31, 2005 are assets of $3,448 and liabilities of $610 related to the Company’s assets held for sale.
In accordance with FAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of operations, impairments and gain or loss on sales of real estate for properties held for sale are reflected in the accompanying consolidated financial statements as discontinued operations for all periods presented and are presented as follows:

	For the years ended December 31,
	2005	2004	2003
Revenues (primarily rental revenues, lease termination fee and miscellaneous income)	$7,125	$3,424	$9,259
Expenses (primarily interest on mortgages, depreciation and property expenses)	(4,113)	(4,649)	(4,899)
Gain on sale of real estate	228	1,754	—
Impairment charges on properties held for sale	(3,295)	(150)	(1,000)

(Loss) income from discontinued operations	$(55)	$379	$3,360

9. Mortgage Financing Through Loan Securitization
In 2002, the Company and three affiliates, W.P. Carey & Co. LLC, Carey Institutional Properties Incorporated (“CIP®”) and Corporate Property Associates 14 Incorporated (“CPA®:14”) obtained an aggregate of approximately $172,335 of limited recourse mortgage financing collateralized by 62 leased properties. The lender pooled the loans into a trust, CCMT, a non-affiliate, whose sole assets consist solely of the loans, and sold interests in the trust as collateralized mortgage obligations in a private placement to institutional investors (the “Offered Interests”). The Company and the three affiliates acquired a separate class of subordinated interests in the trust (the “CPA® Interests”). The amount of CPA® Interests acquired by the Company was proportional to the mortgage amounts obtained.
All of the mortgage loans provide for payments of principal and interest at an annual fixed rate of 7.5% and are based on a 25-year amortization schedule. Each loan is collateralized by mortgages on the properties and lease assignments. Under the lease assignments, the lessees direct their rent payment to the mortgage servicing company which in turn distributes amounts in excess of debt service requirements to the applicable lessors. Under certain limited conditions, a property may be released from its mortgage by the substitution of another property. Such substitution is subject to the approval of the trustee of the trust.
The initial Offered Interests consisted of $148,206 of the mortgage loan balances, with different tranches of principal entitled to distributions at annual interest rates as follows: $119,772 - 5.97%, $9,478 — 6.58%, $9,478 — 7.18% and $9,478 — 8.43%. The assumed final distribution dates for the four classes of Offered Interests range from December 2011 through March 2012.
The CPA® Interests were purchased for $24,129 of which the Company’s share was $7,239, or 30%, and are comprised of two components, a component that will receive payments of principal and interest and a component that will receive payments of interest only. The CPA® Interests are subordinated to the Offered Interests and will be payable only when and if all distributions to the Offered Interests are current. The assumed final distribution date for the CPA® Interests is June 30, 2012. The distributions to be paid to the CPA® Interests do not have a stated rate of interest and will be affected by any shortfall in rents received from lessees or defaults at the mortgaged properties. As of the purchase date, the Company’s cost basis attributable to the principal and interest and interest only components was $4,335 and $2,904, respectively. Over the term of its ownership interest in the CPA® Interests, the value of the interest only component will fully amortize and the principal and interest component will amortize to its anticipated face value of its share in the underlying mortgages. For financial reporting purposes, the effect of such amortization is reflected in interest income. Interest income, including all related amortization, is recognized using an effective interest method.
The Company is accounting for its interest in the CPA® Interests as an available-for-sale security and it is measured at fair value with all gains and losses from changes in fair value reported as a component of other comprehensive income as part of shareholders’ equity. The fair value of the Company’s CPA® Interests was $7,720 and $8,284 reflecting a cumulative unrealized gain of $896 and $1,338 and accumulated amortization of $415 and $293 at December 31, 2005 and 2004, respectively. The fair value of the interests in the

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except share and per share amounts)
trust is determined using a discounted cash flow model with assumptions of market rates and the credit quality of the underlying lessees.
One of the key variables in determining fair value of the CPA® interest is current interest rates. As required by FAS No. 140, “Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities,” a sensitivity analysis of the current value of the CPA® interests based on adverse changes in market interest rates of 1% and 2% is as follows:

Fair Value as of
	December 31	1% Adverse	2% Adverse
	2005	Change	Change
Fair value of CPA® Interests	$ 7,720	$ 7,396	$ 7,089
The above sensitivity is hypothetical and changes in fair value based on a 1% or 2% variation should not be extrapolated because the relationship of the change in assumption to the change in fair value may not always be linear.
10. Intangibles
In connection with its acquisition of properties, the Company has recorded net lease intangibles of $437, which are being amortized over periods ranging from 15 years to 30 years. Amortization of below-market and above-market rent intangibles is recorded as an adjustment to revenue.
Intangibles are summarized as follows:

	December 31,
	2005	2004
Lease Intangibles:
In-place lease	$725	$725
Tenant relationship	758	758
Less: accumulated amortization	(90)	(21)

	$1,393	$1,462

Below-market rent	$(1,046)	$(1,046)
Less: accumulated amortization	39	10

	$(1,007)	$(1,036)

Net amortization of intangibles was $40 and $11 for the years ended December 31, 2005 and 2004, respectively. Scheduled annual net amortization of intangibles for each of the next five years is approximately $40 per annum.
11. Disclosures About Fair Value of Financial Instruments
The Company’s mortgage notes payable had a carrying value of $150,081 and $175,646 and an estimated fair value of $149,831 and $176,964 at December 31, 2005 and 2004, respectively. The Company’s marketable securities, including its interest in CCMT, had a carrying value of $6,854 and $7,551 and a fair value of $7,810 and $8,465 at December 31, 2005 and 2004, respectively. The fair value of debt instruments was evaluated using a discounted cash flow model with rates that take into account the credit of the tenants and interest rate risk. The fair value of the Company’s other financial assets and liabilities at December 31, 2005 and 2004 approximated their carrying value.
12. Mortgage Notes Payable
Mortgage notes payable, all of which are limited recourse to the Company, are collateralized by an assignment of real property and direct financing leases with a carrying value of approximately $232,129 as of December 31, 2005. Mortgage notes payable had fixed interest rates ranging from 5.15% to 8.75% per annum as of December 31, 2005.
Scheduled principal payments during each of the five years following December 31, 2005 and thereafter are as follows:

Years ending December 31,	Total Debt
2006	$10,610
2007	10,142
2008	22,475

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except share and per share amounts)

Years ending December 31,	Total Debt
2009	20,290
2010	14,942
Thereafter through 2014	71,622

Total	$150,081

13. Commitments and Contingencies
As of December 31, 2005, the Company was not involved in any material litigation.
In March 2004, following a broker-dealer examination of Carey Financial, LLC (“Carey Financial”), the wholly-owned broker-dealer subsidiary of WPC, by the staff of the SEC, Carey Financial received a letter from the staff of the SEC alleging certain infractions by Carey Financial of the Securities Act of 1933, the Securities Exchange Act of 1934, the rules and regulations there under and those of the National Association of Securities Dealers, Inc. (“NASD”).
The staff alleged that in connection with a public offering of shares of Corporate Property Associates 15 Incorporated (“CPA®:15”), Carey Financial and its retail distributors sold certain securities without an effective registration statement. Specifically, the staff alleged that the delivery of investor funds into escrow after completion of the first phase of the offering (the “Phase I Offering”), completed in the fourth quarter of 2002 but before a registration statement with respect to the second phase of the offering (the “Phase II Offering”) became effective in the first quarter of 2003, constituted sales of securities in violation of Section 5 of the Securities Act of 1933. In addition, in the March 2004 letter the staff raised issues about whether actions taken in connection with the Phase II offering were adequately disclosed to investors in the Phase I Offering.
In June 2004, the Division of Enforcement of the SEC (“Enforcement Staff”) commenced an investigation into compliance with the registration requirements of the Securities Act of 1933 in connection with the public offerings of shares of CPA®:15 during 2002 and 2003. In December 2004, the scope of the Enforcement Staff’s inquiries broadened to include broker-dealer compensation arrangements in connection with CPA®:15 and other REITs managed by WPC, including the Company, as well as the disclosure of such arrangements. At that time WPC and Carey Financial received a subpoena from the Enforcement Staff seeking documents relating to payments by WPC, Carey Financial, and REITs managed by WPC to (or requests for payment received from) any broker-dealer, excluding selling commissions and selected dealer fees. WPC and Carey Financial subsequently received additional subpoenas and requests for information from the Enforcement Staff seeking, among other things, information relating to any revenue sharing agreements or payments (defined to include any payment to a broker-dealer, excluding selling commissions and selected dealer fees) made by WPC, Carey Financial or any REIT managed by WPC in connection with the distribution of our managed REITs or the retention or maintenance of REIT assets. Other information sought by the SEC includes information concerning the accounting treatment and disclosure of any such payments, communications with third parties (including other REIT issuers) concerning revenue sharing, and documents concerning the calculation of underwriting compensation in connection with the REIT offerings under applicable NASD rules.
In response to the Enforcement Staff’s subpoenas and requests, WPC and Carey Financial have produced documents relating to payments made to certain broker-dealers both during and after the offering process, for certain of the REITs managed by WPC (including Corporate Property Associates 10 Incorporated (“CPA®:10”), CIP®, CPA®:14 and CPA®:15 as well as the Company), in addition to selling commissions and selected dealer fees.
Among the payments reflected on documents produced to the Staff were certain payments, aggregating in excess of $9,600, made to a broker-dealer which distributed shares of the REITs. The expenses associated with these payments, which were made during the period from early 2000 through the end of 2003, were borne by and accounted for on the books and records of the REITs. Of these payments, CPA®:10 paid in excess of $40; CIP® paid in excess of $875; the Company paid in excess of $2,455; CPA®:14 paid in excess of $4,990; and CPA®:15 paid in excess of $1,240. In addition, other smaller payments by the REITs to the same and other broker-dealers have been identified aggregating less than $1,000.
WPC and Carey Financial are cooperating fully with this investigation and have provided information to the Enforcement Staff in response to the subpoenas and requests. Although no formal regulatory action has been initiated against WPC or Carey Financial in connection with the matters being investigated, the Company expects the SEC may pursue such an action against either or both. The nature of the relief or remedies the SEC may seek cannot be predicted at this time. If such an action is brought, it could have a material adverse effect on WPC and Carey Financial and the magnitude of that effect would not necessarily be limited to the payments described above but could include other payments and civil monetary penalties. Any action brought against WPC or Carey Financial

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except share and per share amounts)
could also have a material adverse effect on the Company because of our dependence on WPC and Carey Financial for a broad range of services.
Several state securities regulators have sought information from Carey Financial relating to the matters described above. While one or more states may commence proceedings against Carey Financial in connection with these inquiries, the Company does not currently expect that these inquires will have a material effect on WPC or Carey Financial incremental to that caused by any SEC action.
14. Shareholders’ Equity
Distributions
Distributions paid to shareholders consist of ordinary income, capital gains, return of capital or a combination thereof for income tax purposes. For the three years ended December 31, 2005, distributions paid per share reported for tax purposes were as follows:

	2005	2004	2003
Ordinary income	$.68	$.46	$.72
Capital gains	—	.06	—
Return of capital	—	.31	.11

Distributions reported for income tax purposes	.68	.83	.83
Spillover distribution (1)	.15	—	—

Total distributions	$.83	$.83	$.83

(1)	This portion of the distribution is not taxable to the shareholder until 2006, therefore the taxability and classification of this portion will be determined in 2006.
The Company declared a quarterly distribution of $.2067 per share on December 15, 2005 payable on January 15, 2006 to shareholders of record as of December 31, 2005.
Accumulated Other Comprehensive Income
As of December 31, 2005 and 2004, accumulated other comprehensive income reflected in the shareholders’ equity is comprised of the following:

	December 31,
	2005	2004
Unrealized gains on marketable securities	$970	$916
Foreign currency translation adjustment	26	1,602

Accumulated other comprehensive income	$996	$2,518

15. Impairment Charges
Impairment Charges on Operating Assets and Liabilities
2005 — The Company recognized an impairment charge on marketable securities of $575 to reflect an other-than-temporary decline in the market value of one of our publicly traded investments.
Impairment Charges on Discontinued Operations
2005 — In connection with entering into agreements with third parties to sell three properties located in Piscataway, New Jersey; San Leandro, California and Milford, Massachusetts, the Company recognized impairment charges totaling $3,295 to reduce each property’s carrying value to its estimated fair value.
2004 — In connection with entering into an agreement with a third party to sell a property in Newark, Delaware, the Company recognized an impairment charge of $150 to reduce this property’s carrying value to its estimated fair value. Impairment charges totaling $5,281 had previously been recognized against the property, including $1,000 recognized in 2003.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except share and per share amounts)
2003 — The Company recognized an impairment charge of $1,000 as a result of a substantial decline in the occupancy rate of its multi-tenant Newark, Delaware property. Impairment charges totaling $4,281 had previously been recognized against the property.
16. Segment Information
The Company has determined that it operates in one business segment, real estate operations with domestic and foreign investments.
For 2005, geographic information for the real estate operations segment is as follows:

	Domestic	Foreign (1)	Total Company
Revenues	$44,169	$—	$44,169
Operating expenses	(19,147)	—	(19,147)
Income from equity investments	10,587	1,631	12,218
Interest expense, net	(10,970)	—	(10,970)
Other, net (2)	(2,020)	(1,512)	(3,532)

Income from continuing operations	$22,619	$119	$22,738

Total equity investments	$76,083	$12,682	$88,765
Total long-lived assets	367,169	12,682	379,851
Total assets	414,546	12,682	427,228
For 2004, geographic information for the real estate operations segment is as follows:

	Domestic	Foreign (1)	Total Company
Revenues	$39,630	$—	$39,630
Operating expenses	(17,599)	—	(17,599)
Income from equity investments	9,547	2,183	11,730
Interest expense, net	(11,592)	—	(11,592)
Other, net (2)	(1,364)	887	(477)

Income from continuing operations	$18,622	$3,070	$21,692

Total equity investments	$77,016	$16,899	$93,915
Total long-lived assets	400,449	16,899	417,348
Total assets	436,143	16,899	453,042
For 2003, geographic information for the real estate operations segment is as follows:

	Domestic	Foreign (1)	Total Company
Revenues	$38,644	$—	$38,644
Operating expenses	(18,729)	—	(18,729)
Income from equity investments	9,085	340	9,425
Interest expense, net	(12,037)	—	(12,037)
Other, net (2)	(1,493)	2,331	838

Income from continuing operations	$15,470	$2,671	$18,141

Total equity investments	$77,171	$13,035	$90,206
Total long-lived assets	399,353	13,035	412,388
Total assets	449,156	13,035	462,191

(1)	Consists of operations in France.

(2)	Consists of minority interest, gains (losses) on foreign currency transactions and warrants and sale of interest in equity investment.
17. Selected Quarterly Financial Data (unaudited)

	Three months ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005 (1)
Revenues	$10,202	$10,261	$10,140	$13,566
Operating expenses	(5,229)	(4,761)	(4,673)	(4,484)
Net income	1,142	5,205	4,123	12,213
Earnings per share — basic	.04	.17	.13	.39
Distributions declared per share	.2067	.2067	.2067	.2067

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(In thousands, except share and per share amounts)

	Three months ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
Revenues	$9,684	$9,889	$9,833	$10,224
Operating expenses	(4,650)	(4,250)	(4,250)	(4,449)
Net income	4,308	5,949	5,121	6,693
Earnings per share — basic	.14	.20	.17	.21
Distributions declared per share	.2067	.2067	.2067	.2067

(1)	Revenue and net income include a lease termination fee of $3,375.
18. Subsequent Events
In January 2006 the advisor entered into a co-operation agreement with Starmark Holdings L.L.C. (“Starmark”) (formerly the parent of Starmark Camhood L.L.C.) covering several properties owned by the Company and certain of its affiliates and leased to Starmark under a master lease. Under this cooperation agreement, the advisor, on behalf of the Company and its affiliates, has agreed to co-operate in Starmark’s efforts to sell its existing individual leasehold interests to third parties and restructure the lease agreements. Additionally, Starmark’s financial covenants have been replaced by certain payment restrictions and an agreement to reserve certain of the proceeds of sale of the leasehold interests and other Starmark properties to cover certain costs of the Company incurred in connection with transactions under the co-operation agreement.
In February 2006, the Company completed the sale of our property in Piscataway, New Jersey to a third party for $3,652, net of selling costs. Concurrent with the completion of this sale, the Company transferred the outstanding mortgage obligation to one of its other properties. In connection with this transaction, the Company expects to receive the release of escrow funds of approximately $3,200 from the lender during 2006.
In February 2006, the Company paid the remaining principal mortgage obligation of $5,238 on a property in Austin, Texas. The property is currently leased to a tenant.
19. Subsequent Event — Reclassification
Subsequent to the filing of the Company’s annual report on Form 10-K on March 24, 2006, in conjunction with its planned merger with CPA®:14, the Company entered into a contract to sell a property that was classified as held for use and reported as continuing operations at December 31, 2005. Therefore, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the accompanying consolidated statements of income have been restated and the net results of operations of this property have been reclassified to discontinued operations from continuing operations for the years ended December 31, 2005, 2004 and 2003. The net effect of the reclassification represents a $4,477, or 16%, $676, or 3% and $662, or 4%, decrease in the Company’s previously reported income from continuing operations for the years ended December 31, 2005, 2004 and 2003, respectively. As a result of the foregoing, Notes 8, 16, 17 and 19 to the consolidated financial statements for the three years ended December 31, 2005 have been updated. There is no effect on the Company’s previously reported net income, financial condition or cash flows.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION
as of December 31, 2005
(Not in thousands)

													Life on which
													Depreciation in
					Costs		Gross Amount at which Carried						Latest Statement
		Initial Cost to Company			Capitalized		at Close of Period (d)						of Income
				Personal	Subsequent to	Decrease in Net			Personal		Accumulated	Date	is
Description	Encumbrances	Land	Buildings	Property	Acquisition (a)	Investments (b)	Land	Buildings	Property	Total (d)	Depreciation (d)	Acquired	Computed
Operating Method:
Warehouse/distribution facility in Greenfield, Indiana		$452,871	$3,325,909		$715,114		$454,420	$4,039,474		$4,493,894	$946,090	2/10/1995	40 yrs.
Industrial facility in Hayward, California	$30,917,643	1,272,418	10,588,221		66,962,157	$(2,633,473)	1,272,444	74,916,879		76,189,323	13,829,570	2/16/1995	40 yrs.
Fitness and Recreational Sports Centers in Austin and Houston, Texas	7,231,379	3,152,874	8,524,126				3,152,874	8,524,126		11,677,000	2,118,103	6/8/1995 and 7/25/1996	40 yrs.
Industrial facility in Chattanooga, Tennessee		1,544,265	5,430,735				1,544,265	5,430,735		6,975,000	164,053	6/20/1995	40 yrs.
Industrial, warehouse/distribution, office facilities in Austin, Texas	5,265,833	1,550,928	11,017,367		27,856		1,550,985	11,045,166		12,596,151	2,795,237	11/13/1995	40 yrs.
Industrial facility in Indianapolis, Indiana	1,995,298	1,480,600	5,320,400		943,061		1,480,600	6,263,461		7,744,061	1,326,725	6/19/1996	40 yrs.
Industrial facility and vacant industrial facility in Sunnyvale, California		5,570,775	12,073,204		4,119		5,570,775	12,077,323		17,648,098	2,755,023	11/19/1996	40 yrs.
Land in San Leandro, California		5,734,782				(4,984,998)	749,784			749,784		12/24/1996
Retail store in South Tulsa, Oklahoma	5,234,510	1,857,607	6,204,923				1,857,607	6,204,923		8,062,530	1,402,571	12/16/1996	40 yrs.
Educational facilities in Chandler, Arizona; Fleming Island, Florida; Ackworth, Georgia; Hauppauge and Patchogue, New York; Sugar Land, Texas; Hampton, Virginia; Silverdale, Washington	6,527,124	2,581,896			7,459,165		2,581,896	7,459,165		10,041,061	1,413,492	1/29/1997	40 yrs.
Retail store in Johnstown, Pennsylvania and a warehouse/distribution facility in Whitehall, Pennsylvania	5,386,203	1,780,000	10,261,885				1,780,000	10,261,885		12,041,885	2,234,098	4/10/1997	40 yrs.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)
as of December 31, 2005
(Not in thousands)

													Life on which
													Depreciation in
					Costs		Gross Amount at which Carried						Latest Statement
		Initial Cost to Company			Capitalized		at Close of Period (d)						of Income
				Personal	Subsequent to	Decrease in Net			Personal		Accumulated	Date	is
Description	Encumbrances	Land	Buildings	Property	Acquisition (a)	Investments (b)	Land	Buildings	Property	Total (d)	Depreciation (d)	Acquired	Computed
Industrial facilities in Oconomowoc and Menomonie, Wisconsin and in Fort Dodge, Iowa	6,873,765	758,670	11,630,675		1,535,174		758,670	13,165,849		13,924,519	2,478,385	6/13/1997	40 yrs.
Industrial facility in Shelburne, Vermont	2,508,555	1,465,000	4,398,874		1,640	(43,950)	1,421,050	4,400,514		5,821,564	930,507	7/18/1997	40 yrs.
Warehouse/distribution facility in Dallas, Texas	3,848,195	257,458		$1,109,900	7,150,544		257,458	7,150,544	$1,109,900	8,517,902	2,416,499	9/23/1997	7 to 40 yrs.
Industrial facility in Aurora, Illinois	10,513,707	2,500,000	14,952,055				2,500,000	14,952,055		17,452,055	3,099,436	9/29/1997	40 yrs.
Industrial facility in Carlsbad, California	5,271,489	2,000,000	471,454		5,104,034	(12,370)	2,000,000	5,563,118		7,563,118	480,978	10/17/1997	40 yrs.
Education facility in Mendota Heights, Minnesota	7,083,478	1,150,000	8,840,486		2,788,170		1,150,000	11,628,656		12,778,656	2,270,641	11/12/1997	40 yrs.
Industrial facility in Baraboo, Wisconsin and industrial, warehouse/distribution, office facilities in Waterloo, Wisconsin	9,546,068	642,000	18,467,948		8,000		642,000	18,475,948		19,117,948	3,714,427	12/16/1997	40 yrs.
Retail facilities in Bourne, Sandwich and Wareham, Massachusetts	1,544,921	300,000	1,520,000				300,000	1,520,000		1,820,000	304,000	12/30/1997	40 yrs.
Industrial facility in Houston, Texas		1,160,000	6,127,722		709,688		1,160,000	6,837,410		7,997,410	1,296,069	3/28/1998	40 yrs.
Office facility in Mechanicsburg, Pennsylvania		558,600			4,291,443		558,600	4,291,443		4,850,043	669,095	6/23/1998	40 yrs.
Retail stores in Fairfax, Virginia and Lombard, Illinois	15,743,987	8,070,000	16,134,421		57,241		8,070,000	16,191,662		24,261,662	2,243,220	6/29/2000	40 yrs.
Movie theater in Hickory Creek, Texas	4,178,430	1,760,000	5,176,372				1,760,000	5,176,372		6,936,372	641,654	12/7/2000	40 yrs.
Industrial and warehouse/distribution facilities in Westfield, Massachusetts	6,864,798	1,193,200	10,325,125		2,447		1,193,200	10,327,572		11,520,772	1,129,143	8/15/2001	40 yrs.
Industrial facility in Richmond, Missouri	5,937,237	760,000	9,187,644		250	(79,274)	760,000	9,108,620		9,868,620	977,265	9/28/2001	40 yrs.
Warehouse/distribution facilities in Greenville, South Carolina		250,000	8,552,697				250,000	8,552,697		8,802,697	276,181	9/28/2004	40 yrs.

	$142,472,620	$49,803,944	$188,532,243	$1,109,900	$97,760,103	$(7,754,065)	$44,776,628	$283,565,597	$1,109,900	$329,452,125	$51,912,462

     See accompanying notes to Schedule.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION (Continued)
as of December 31, 2005
(Not in thousands)

Gross Amount at
				Costs	which
				Capitalized	Carried
		Initial Cost to Company		Subsequent to	at Close of Period
Description	Encumbrances	Land	Buildings	Acquisition (a)	Total	Date Acquired
Direct Financing Method:
Industrial facility in Ashburn
Junction, Virginia	$—	$1,549,022	$10,597,978	$5,500	$12,152,500	3/11/1996

     See accompanying notes to Schedule.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
NOTES to SCHEDULE III — REAL ESTATE
and ACCUMULATED DEPRECIATION

(a)	Consists of the costs of improvements subsequent to purchase and acquisition costs including legal fees, appraisal fees, title costs and other related professional fees.

(b)	Represents (i) partial refund of purchase price, (ii) impairment charges and (iii) property sales.

(c)	At December 31, 2005, the aggregate cost of real estate owned by the Company and its subsidiaries for U.S. federal income tax purposes is $289,058,296.

(d)	Reconciliation of real estate and accumulated depreciation:

	Reconciliation of Real Estate Accounted for
	Under the Operating Method
	December 31,
	2005	2004	2003
Balance at beginning of year	$358,026,986	$344,229,205	$350,424,262
Additions	—	10,226,781	702,191
Dispositions	(17,165,572)	—	—
Impairment charge	—	(150,000)	(1,000,000)
Reclassification to assets held for sale	(11,409,289)	(3,254,000)	(11,756,799)
Reclassification from net investment in direct financing leases	—	6,975,000	5,859,551

Balance at close of year	$329,452,125	$358,026,986	$344,229,205

	Reconciliation of Accumulated Depreciation
	December 31,
	2005	2004	2003
Balance at beginning of year	$48,208,706	$41,176,156	$34,815,471
Depreciation expense	7,194,754	7,508,543	7,664,081
Reclassification to assets held for sale	(3,490,998)	(475,993)	(1,303,396)

Balance at close of year	$51,912,462	$48,208,706	$41,176,156